UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FIBERSTARS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

 ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party

(4) Date Filed:

April 30, 2005

Dear Shareholder:

This year’s annual meeting of shareholders will be held on June 22, 2005 at 1:00 P.M., local time, at the principal executive offices of Fiberstars, Inc., 44259 Nobel Drive, Fremont, CA 94538. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting have been made a part of this invitation.

After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

The Proxy Statement and related proxy form, as well as a copy of the Company’s 2004 Annual Report to Shareholders, are being sent on or about April 30, 2005.

The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

/s/ David N. Ruckert
David N. Ruckert
President and Chief Executive Officer

FIBERSTARS, INC.
44259 Nobel Drive
Fremont, California 94538

Notice Of Annual Meeting Of Shareholders
To Be Held June 22, 2005

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Fiberstars, Inc. (the “Company”) will be held on June 22, 2005, at 1:00 P.M., local time, at the principal corporate offices of Fiberstars, Inc., 44259 Nobel Drive, Fremont, California, for the following purposes:

1.        To elect six directors to serve for the ensuing year or until their successors are elected and qualified, the nominees for which are as follows: David N. Ruckert, John B. Stuppin, Jeffrey H. Brite, Michael Kasper, Paul von Paumgartten and Philip Wolfson;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 27, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David N. Ruckert
David N. Ruckert
President and Chief Executive Officer

Fremont, California
April 30, 2005

IMPORTANT: Please mark, date, sign and promptly mail the enclosed proxy card at your earliest convenience in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

FIBERSTARS, INC.
44259 Nobel Drive
Fremont, California 94538

INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES

General

The enclosed proxy is solicited on behalf of the Board of Directors of Fiberstars, Inc., a California corporation (“Fiberstars” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 22, 2005 at 1:00 P.M., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of Fiberstars, Inc., 44259 Nobel Drive, Fremont, California.

This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 30, 2005. The cost of soliciting these proxies will be borne by the Company. Regular employees and directors of the Company may solicit proxies in person, by telephone, or by mail. No additional compensation will be given to employees or directors for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either by delivering to the Company (44259 Nobel Drive, Fremont, California 94538, Attention: David N. Ruckert) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the shareholder.

Record Date and Share Ownership

Only shareholders of record at the close of business on April 27, 2005 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 7,422,073 shares of Common Stock, par value $.0001 per share (“Common Stock”), issued and outstanding.

Voting

Generally, each share of Common Stock held as of the Record Date entitles its holder to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. However, if, prior to the voting to elect directors, any shareholder gives notice at the Annual Meeting of his or her intention to cumulate his or her votes, and if the names of the candidate or candidates for whom that shareholder intends to vote have been placed in nomination prior to the voting, then all shareholders may cumulate their votes for candidates in nomination. This means that each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or such shareholder may distribute that total number of votes among as many candidates as he or she thinks fit. The person authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as he may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. On all matters except the election of directors, each share carries one vote.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company’s transfer agent, which will act as Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.

The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of the six nominees for director listed in this Proxy Statement, FOR the ratification of the appointment of Grant Thornton, LLP as the Company’s independent auditors and as the proxy holders deem advisable on other matters that may properly come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter. While there is no definitive statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the Board of Directors, taking into account any recommendations of the Nominating and Corporate Governance Committee, or the number of directors to be elected at this time may be reduced by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors at the Annual Meeting to serve until the next annual meeting or until their respective successors are duly elected or appointed.

The Company’s Bylaws provide that the number of directors of the Company shall be no less than five and no more than nine, with the exact number within such range to be fixed by amendment of the Bylaws adopted by the shareholders or by the Board of Directors. The number of directors is currently fixed at six. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has designated, the six nominees listed below. Biographical information concerning each nominee is set forth below:

Name	Age	Director Since	Background
David N. Ruckert	67	1987
Mr. Ruckert joined the Company in November 1987 as President, Chief Operating Officer and a director. He has served as Chief Executive Officer of the Company since October 1988 and served as Secretary of the Company from February 1990 to February 1994. From June 1985 to October 1987, he was Executive Vice President of Greybridge, a toy company which he co-founded that was later acquired by Worlds of Wonder in 1987. Prior to that time, he was Executive Vice President of Atari from October 1982 to June 1984 and was a Manager/Vice President of Bristol-Myers Company in New York from October 1966 to October 1982.

John B. Stuppin	71	1993
Mr. Stuppin was elected Chairman of the Board in May 1995. Since September 1987, Mr. Stuppin has served in various executive capacities with Neurobiological Technologies, Inc. (“NTI”), a biomedical development company he co-founded, and he currently serves as a director of NTI. Mr. Stuppin also has been an investment banker and a venture capitalist, with over 25 years of experience in the founding and management of companies active in emerging technologies.

Name	Age	Director Since	Background
Jeffrey H. Brite	57	2003
Mr. Brite joined the Board of Fiberstars in July 2003. From January 2002 to the present he has served as Director of Product Development for Gensler, a leading global design, planning and strategic consulting firm. From 1996 to 2002, prior to joining Gensler, Mr. Brite was partner and Chief Executive Officer of NeoRay, a lighting company which was sold to Cooper Lighting. Prior to joining NeoRay, Mr. Brite founded a lighting distribution business and a real estate firm.

Michael Kasper	55	2004
Mr. Kasper joined the Board in November 2004. From March 2003 to the present he has served as President and CEO of United Way of Sonoma-Mendecino-Lake counties in California. From January 1997 to March 2003, he served as a director for United Way of Sonoma-Mendecino-Lake counties in California. Prior to that, from February 1996 to June 2001, Mr. Kasper was Vice President, Human Resources at JDS Uniphase Corporation, a telecommunications firm. At JDS Uniphase he was operations general manager at their OCLI subsidiary. From June 1972 to September 1995, Mr. Kasper was an executive, holding various positions, at Procter & Gamble Company, a consumer products company.

Paul von Paumgartten	58	2004
Mr. von Paumgartten joined the Board in October 2004. From 1982 up to the present he as held various positions at Johnson Controls, Inc., most recently serving as Director, Energy & Environment since October 1999. Prior to that he was Director of Performance Contracts at Johnson Controls, Inc. Mr. von Paumgartten also was instrumental in the formation of LEED™ (Leadership in Energy and Environmental Design), the energy efficiency qualification program of the U.S. Green Building Council. This is a qualification program for sustainable design developed by an industry coalition representing many segments of the building industry. Mr. von Paumgartten serves as treasurer for LEED™.

Philip Wolfson	60	1987
Dr. Wolfson joined the Board in January 1986. Since 1998, Dr. Wolfson has served as Chief Executive Officer of Phytos, Inc., an herbal medicine development company. He has been Assistant Clinical Professor at the University of California School of Medicine in San Francisco since 1986 and has maintained a private practice in psychiatric medicine since 1982. Dr. Wolfson also served as a director and a consultant to NTI from 1989 to 1992.

Board Meetings and Committees

The Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2004. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve, except for Mr. Kasper and Mr. von Paumgartten who joined the Board in November and October of 2004, respectively. In 2004, all directors then serving on the Board attended the annual meeting. The Board of Directors has appointed a Compensation Committee, an Audit and Finance Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules. The Board has approved a charter for each of these committees which can be obtained by writing the Company at Fiberstars, Inc., 44259 Nobel Drive, Fremont, CA 94538. A copy of the Nominating and Corporate Governance Committee Charter is attached as Appendix A to the Company’s 2004 Proxy Statement, and the Audit and Finance Committee Charter is attached as Appendix B to the Company’s 2004 Proxy Statement.

The Compensation Committee of the Board of Directors, which currently consists of Messrs. Stuppin, Kasper and Wolfson held two meetings in 2004. The Compensation Committee’s primary functions are to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers and to produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement. Other specific duties and responsibilities of the Compensation Committee are to: review and recommend to the Board corporate goals and objectives relevant to compensation of the chief executive officer, evaluate his performance in light of such goals and objectives and set his compensation level based on this evaluation; develop and monitor compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommend to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; make recommendations regarding compensation plans and policies; administer the Company’s stock option plans and other compensation plans; and make recommendations to the Board regarding compensation of the Board of Directors.

  The Audit and Finance Committee of the Board of Directors, which currently consists of Messrs. Stuppin, Kasper and Wolfson, held six meetings in 2004. The Audit and Finance Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and other financial information, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. Other specific duties and responsibilities of the Audit and Finance Committee are to: appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditors; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent auditors’ relationship with the Company; and meet with the independent auditors and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes. The Board of Directors has determined that Mr. David Stuppin is an “audit committee financial expert” as defined by SEC rules.

The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and recommend nominees for election to the Board of Directors and to oversee matters of corporate governance. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to: determine the composition of the committees of the Board; make recommendations regarding candidates for director proposed by shareholders; consider and plan for executive officer succession as well as review management development and succession programs; review on an annual basis the performance of the Board and of management; and consider and make recommendations on matters related to the practices, policies and procedures of the Board.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all shareholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

Prior to each annual meeting of shareholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by shareholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing, with any supporting material the shareholder considers appropriate, at the following address: Fiberstars, Inc., 44259 Nobel Drive, Fremont, California 94538.

Shareholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Fiberstars, Inc., 44259 Nobel Drive, Fremont, California 94538. You must include your name and address in the written communication and indicate whether you are a shareholder of the Company. The Secretary will review any communication received from a shareholder, and all material communications from shareholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Director Compensation

During 2004, each non-employee director received $1,000 per Board of Directors meeting attended to cover out-of-pocket expenses incurred in connection with such attendance. During the fiscal year ended December 31, 2004, Messrs. Stuppin, Wolfson, Brite and Kasper received aggregate payments of $6,000, $6,000, $5,000 and $1,000, respectively, for their services as directors. Starting in 2005, each non-employee director is to receive $10,000 per year and the Chairman of the Board and the Chairman of the Audit Committee is to receive an additional $2,500 per year.

Under the terms of the Company’s 2004 Stock Incentive Plan, each newly appointed non-employee director receives an option to purchase 10,000 shares of Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant. In addition, following each annual meeting of the Company’s shareholders, each non-employee director who will continue to serve as a member of the Board of Directors automatically receives an option to purchase 7,000 shares of Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant, and each of the Chairman of the Board and the Chairman of the Audit Committee are to receive an additional option to purchase 3,000 shares under the same terms.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of John B. Stuppin, Michael Kasper and Philip Wolfson. No director serving on the Compensation Committee is or has been an officer or employee of the Company or any of the Company’s subsidiaries. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Required Vote

The six nominees receiving the highest number of votes at the Annual Meeting will be elected as directors of the Company.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of April 15, 2005 as to (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and each of the Company’s executive officers (“Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Unless otherwise specified, the address for each officer and director is 44259 Nobel Drive, Fremont, California 94538.

The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. Therefore, special attention should be given to the footnotes.

	Shares Beneficially Owned(1)
Name and Address	Number	Percent of Outstanding Common Stock(2)
5% Shareholders:
Glenn Doshay 6279 Via Campo Verde Rancho Santa Fe, CA 92067 (3)	450,000	6.0%
Entities affiliated with Trigran Investments, Inc. 3201 Old Glenview Road, Suite 235 Wilmette, IL 60091 (4)	485,482	6.5%
Welch & Forbes LLC 45 School Street Boston, MA 02108 (5)	606,128	8.2%
Directors and Named Executive Officers:
David N. Ruckert (6)	316,823	4.2%
John B. Stuppin (7)	162,025	2.2%
Jeffrey H. Brite (8)	57,000	*
Michael Kasper (9)	5,000	*
Philip Wolfson (10)	72,291	1.0%
Barry R. Greenwald (11)	46,452	*
John Davenport (12)	148,000	2.0%
J. Steven Keplinger (13)	59,834	*
Robert Connors (14)	87,750	1.2%
Roger Buelow (15)	28,250	*
Ted des Enfants (16)	6,250	*
Paul von Paumgartten (17)	5,000	*
All executive officers and directors as a group (13 persons) (18)	994,675	12.4%
______________
*Less than one percent

(1)
To Fiberstars’ knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)
Based on 7,422,073 shares outstanding as of April 15, 2005. In addition, shares issuable pursuant to options and warrants which may be exercised within 60 days of April 15, 2005 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individuals’ particular circumstances.

(3)
According to an amended Schedule 13G, filed by Glenn Robert Doshay with the Securities and Exchange Commission on June 9, 2004, 450,000 shares, of which 92,308 shares are issuable upon exercise of warrants that are immediately exercisable.

(4)
According to a Form 4 filed by Trigran Investments L.P. with the Securities and Exchange Commission on July 1, 2005, Trigran Investments L.P. holds 485,482 shares, of which 58,462 shares are issuable upon exercise of warrants that are immediately exercisable.  According to an amended Schedule 13G filed jointly by Trigran Investments L.P., Trigran Investments, Inc., Douglas Granat and Lawrence A. Oberman with the Securities and Exchange Commission on February 11, 2005, Trigran Investments L.P., Trigran Investments, Inc., Douglas Granat and Lawrence A. Oberman have shared voting and dispositive power for all shares.  Trigran Investments, Inc. is the general partner of Trigran Investments, Inc.   Douglas Granat and Lawrence Oberman are the controlling shareholders and sole directors of Trigran Investments, Inc.

(5)	Share holdings acquired received via e-mail from Welch & Forbes LLC

(6)	Includes 161,250 shares subject to warrants that are exercisable within 60 days of April 15, 2005.

(7)	Includes 55,000 shares subject to options that are exercisable within 60 days of April 15, 2005 and 8,060 shares subject to warrants that are exercisable within 60 days of April 15, 2005.

(8)	Consists of 57,000 shares subject to options exercisable within 60 days of April 15, 2005.

(9)	Consists of 5,000 shares subject to options that are exercisable within 60 days of April 15, 2005.

(10)	Includes 42,000 shares subject to warrants that are exercisable within 60 days of April 15, 2005.

(11)	Includes 35,000 shares subject to options exercisable within 60 days of April 15, 2005.

(12)	Includes 28,000 shares subject to warrants that are exercisable within 60 days of April 15, 2005 and 115,000 shares subject to options exercisable within 60 days of April 15, 2005.

(13)	Includes 52,166 shares subject to options exercisable within 60 days of April 15, 2005.

(14)	Includes 82,750 shares subject to options exercisable within 60 days of April 15, 2005.

(15)	Includes 14,000 shares subject to warrants that are exercisable within 60 days of April 15, 2005 and 6,250 shares subject to options exercisable within 60 days of April 15, 2005.

(16)	Consists of 6,250 shares subject to options exercisable within 60 days of April 15, 2005.

(17)	Consists of 5,000 shares subject to options exercisable within 60 days of April 15, 2005.

(18)	Includes 627,726 shares subject to options and warrants that are exercisable within 60 days of April 15, 2005.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit and Finance Committee Charter is attached as Appendix B to the Company’s 2004 Proxy Statement. The members of the Audit and Finance Committee are John B. Stuppin, Michael Kasper and Philip Wolfson, each of whom meets the independence standards established by The Nasdaq Stock Market.

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit and Finance Committee reviewed and has discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 with the Company’s management and its independent auditors. The Audit and Finance Committee met privately with the independent auditors and discussed issues deemed significant by the auditors, including those required by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. In addition, the Audit and Finance Committee has received the written disclosures from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committee) and discussed with the independent auditors their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by the Audit and Finance Committee of the Board of Directors of Fiberstars, Inc.

AUDIT AND FINANCE COMMITTEE

John B. Stuppin
Michael Kasper
Philip Wolfson

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth all compensation for services rendered in all capacities to the Company for the three fiscal years ended December 31, 2004 for our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2004.

Summary Compensation Table

				Compensation
	Annual Compensation			Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Securities Underlying Options(#)	All Other Compensation(1)
David N. Ruckert	2004	$221,384	--	--	$10,555
President and Chief	2003	207,923	--	25,000	11,125
Executive Officer	2002	221,384	--	--	10,331

Barry R. Greenwald	2004	176,000	--	15,000	1,113
Senior Vice President, Pool	2003	185,823	--	--	1,603
& Spa Division	2002	78,180	$96,000	--	1,473

John Davenport	2004	200,000	--	20,000	773
Chief Operating Officer/	2003	187,500	--	20,000	773
Chief Technology Officer	2002	178,000	--	100,000	773

Ted des Enfants	2004	175,000	---	25,000	258
Vice President,	2003	--	--	--	679
U.S. Commercial Sales	2002	--	--	--	545

Robert A. Connors	2004	166,000	--	--	807
Vice President, Finance	2003	156,000	--	15,000	715
Chief Financial Officer	2002	166,000	--	--	620

(1)  Represents premiums paid on life insurance policies for the officer’s benefit.

Stock Options Granted in Fiscal 2004

The following table sets forth certain information for the year ended December 31, 2004 with respect to stock options granted to the individuals named in the Summary Compensation Table above.

Option Grants in Fiscal Year 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted(#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date (4)	Grant Date Value (5)
David N.Ruckert	--	--	--		--
Barry Greenwald	15,000	5.5%	$7.00	10/28/2014	$47,535
John Davenport	20,000	7.3%	$7.23	5/19/2014	$77,320
Ted des Enfants	25,000	9.2%	$6.50	2/28/2013	$114,540
Robert Connors	--	--	--		--

(1)
Such stock options vest as to 25% of the shares covered by the respective options on each anniversary of the grant date, becoming fully vested on the fourth anniversary of the date of grant. Under the terms of the Company’s 2004 Stock Incentive Plan, the Board of Directors or a duly appointed committee of the Board retains the discretion, subject to certain limitations within the Option Plan, to modify, extend, or renew outstanding options and to reprice outstanding options, and to accelerate the vesting of options in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue which may be lower than the original exercise price of such canceled options.

(2)	Based on 273,000 options granted to employees in Fiscal 2004.
(3)	The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.
(4)	Subject to earlier termination upon certain events related to termination of employment.
(5)	The grant date present value is based on a Black-Scholes calculation using the following assumptions: time of exercise: 5 years; risk-free interest rate: 3%; volatility: 48%; dividend yield: none.

Option Exercises and Fiscal 2004 Year End-Value

The following table provides certain information concerning exercises of options to purchase the Company’s Common Stock in the fiscal year ended December 31, 2004, and unexercised options held as of December 31, 2004, by the individuals named in the Summary Compensation Table.

Aggregate Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1) Exercisable / Unexercisable
David N. Ruckert	77,500	$307,617	161,250 / 18,750	$795,638 /$52,688
Barry R. Greenwald	21,000	$87,270	30,000 / 25,000	$136,200 /$101,000
John Davenport	50,000	$159,430	105,000 / 95,000	$488,800 /$457,750
Ted des Enfants	--	$--	-- / 25,000	$-- / $88,500
Robert A. Connors	11,000	$48,880	82,750 / 22,250	$411,573 /$97,053
(1) Based upon the closing price of the Company’s Common Stock on the Nasdaq National Market on the last trading day of fiscal 2004, which was $10.04.

Employment Agreements and Change in Control Agreements

The Company has entered into agreements with Barry R. Greenwald, John Davenport and Robert A. Connors. Under these agreements, Messrs. Greenwald, Davenport and Connors are each entitled to receive severance payments in the event their employment with the Company is terminated without cause at any time within six months after a change in control in the Company as that term is defined their agreements. The amount of the severance payments would be equal to the total cash compensation the respective officer was receiving prior to the change in control for a period of months equal to the total number of years of the respective officer’s employment with the Company.

The Company has issued offers of employment to Messrs. Greenwald, Davenport and Connors. These offer letters described the initial conditions of their employment including salary, car allowance, benefits, incentives and option grants as appropriate to each at the time of their employment.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for setting and monitoring policies governing the compensation of Fiberstars’ executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, sets salary and incentive levels and grants options under Fiberstars’ option plan. The Compensation Committee is currently comprised of three non-employee directors who meet the independence standards established by The Nasdaq Stock Market.

Compensation Philosophy and Objectives

The objectives of the Compensation Committee are to correlate executive compensation with Fiberstars’ business objectives and performance and to enable Fiberstars to attract, retain and reward executive officers who contribute to the long-term success of Fiberstars. The Compensation Committee also seeks to establish compensation policies that allow Fiberstars flexibility to respond to changes in its business environment.

Executive Compensation Components

Fiberstars’ executive compensation policies are recommended and administered by the Compensation Committee of your Board of Directors. The Compensation Committee has established an executive compensation program consisting of base salary, annual cash bonuses and stock options. Each component is discussed in greater detail below.

Base Salary. Base salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications in similar industries. In determining executive officer salaries, the Compensation Committee has approved the use by management of information from salary surveys.

The President and Chief Executive Officer annually assesses the performance of all other executive officers and recommends salary increases to the Compensation Committee based on a number of factors such as performance evaluations, comparative data and other relevant factors. The Compensation Committee then reviews and approves the increases for any person with total annual compensation over $100,000.

In addition to reviewing performance evaluations, the Compensation Committee also reviews the financial condition of Fiberstars in setting salaries.

Bonus Incentive Plan. The Compensation Committee administers an incentive plan to provide additional compensation to executives who meet established performance goals. In consultation with the President and Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. For fiscal 2004, awards under this bonus plan were contingent upon Fiberstars’ attainment of operating profit targets set by the Compensation Committee in consultation with the President and Chief Executive Officer. The target amount of bonuses for senior executive officers was set by the Compensation Committee. Awards are weighted so that higher awards are received when Fiberstars’ performance reaches maximum targets, smaller awards are received when Fiberstars’ performance reaches minimum targets and no awards are made when Fiberstars does not meet minimum performance targets. After the total eligible bonus pool is determined, annual incentives are paid to executive officers, based on their individual performance as determined by Fiberstars’ President and Chief Executive Officer. Fiberstars’ performance in fiscal 2004 was not on target, and no bonuses were paid under this bonus incentive plan. Consistent with Fiberstars’ objective of aligning compensation with performance, the Compensation Committee anticipates that future bonus payments will be based on specific targets and performance.

Stock Options. The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for Fiberstars’ shareholders and, therefore, periodically grants stock options under Fiberstars’ 2004 Stock Incentive Plan at the then current market price. The The Compensation Committee administers the Company’s 2004 Stock Incentive Plan. Stock options will only have value if Fiberstars’ stock price increases over the exercise price.

The Compensation Committee grants options to executive officers after consideration of recommendations from the President and Chief Executive Officer. Recommendations for options are based upon the relative position, responsibilities of each executive officer, previous and expected contributions of each officer to Fiberstars, previous option grants to such executive officers and customary levels of option grants for the respective position in other comparable companies. Options generally vest over a four-year period at a rate of 25% per year. In 2001, executive officers were granted options under a Time Accelerated Restricted Stock Award Plan (“TARSAP”) within the 1994 Stock Option Plan, the vesting of which was contingent upon achievement of Fiberstars and individual objectives during the fiscal year 2004. As a result of not achieving these objectives in 2004, the TARSAP options have not qualified for accelerated vesting, but roll forward to a future year whereupon the vesting may be accelerated if the objectives for that future year are met. Consistent with the Company’s objective of aligning compensation with performance, the Company anticipates that future grants to incumbent executive officers will be based on specific targets and performance.

Section 162(m). Section 162(m) of the Internal Revenue Code and related Treasury Department regulations limits Fiberstars’ ability to deduct certain compensation in excess of $1,000,000 paid to Fiberstars’ chief executive officer and each of the four other most highly compensated executive officers. Fiberstars’ 1994 Stock Option Plan and 2004 Stock Incentive Plan are structured to permit awards under the plan to qualify as performance-based compensation and to maximize the tax deductibility of the awards so long as the options are granted by a committee whose members are non-employee directors. Fiberstars expects that the Compensation Committee will be comprised of non-employee directors, and that, to the extent the Compensation Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe that other components of Fiberstars’ compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Compensation of President and Chief Executive Officer

The Compensation Committee annually assesses the performance and recommends to the Board of Directors the salary and overall compensation for Fiberstars’ President and Chief Executive Officer, Mr. David N. Ruckert. The compensation for Mr. Ruckert is based on a package of salary, bonus and options which is established by the Compensation Committee each year, prior to the start of the year.

Pursuant to the recommendation of the Compensation Committee, Mr. Ruckert received an annual base salary of $221,384 for fiscal 2004. Mr. Ruckert was also eligible to receive a bonus under Fiberstars’ bonus incentive plan described above. The target amount of bonuses for Mr. Ruckert was set by the Compensation Committee. During fiscal 2004, Mr. Ruckert was eligible under this bonus incentive plan to receive a bonus of between 10% and 60% of his then current base salary dependent upon achievement of between 90% and 125% of plan. As discussed above, Fiberstars’ performance in fiscal 2004 was not on target, and as a result Mr. Ruckert did not receive a bonus under the bonus incentive plan.

During fiscal 2004, no additional option awards issued to Mr. Ruckert.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors of Fiberstars, Inc.

AUDIT AND FINANCE COMMITTEE

John B. Stuppin
Michael Kasper
Philip Wolfson

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return of the Company’s Common Stock against the cumulative total return of the Wilshire Smallcap Index and a self-determined Peer Group for the period of five fiscal years commencing December 31, 1999 and ending December 31, 2004. The graph and table assume that $100 was invested on December 31, 1999 in each of Fiberstars Common Stock, the Wilshire Smallcap Index and the self-determined Peer Group, and that all dividends were reinvested. The six companies in the self-determined Peer Group are: Pentair, Inc., Cooper Industries Inc., Genlyte Group Inc., Hubbell Inc., LSI Industries Inc. and SLI Inc. Cumulative total shareholder return for Fiberstars Common Stock and the Wilshire Smallcap Index and the self-determined Peer Group are based on Fiberstars fiscal year. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Fiberstars, Inc.	100.00	129.35	53.91	61.39	118.26	174.61
Russell 2000 Index	100.00	95.80	96.78	75.90	110.33	129.17
Peer Group	100.00	96.37	102.33	105.50	159.37	187.68

CERTAIN TRANSACTIONS

The Company entered into a consulting agreement with Jeffrey H. Brite, a member of its Board of Directors, effective date of November 1, 2004. As a consultant under this agreement, Mr. Brite is to assist the Company’s President and Vice President of Sales in identifying, contacting and making introductions to key building project personnel in a position to facilitate the purchase of Company products. Under this agreement the Company (i) granted Mr. Brite fully vetsed options to purchase 40,000 shares of its Common Stock at a per share exercise price of $7.23, (ii) agreed to pay Mr. Brite an annual cash payment of $50,000 to be paid in equal quarterly payments during each of the calendar years 2005, 2006 and 2007.

The Company entered into a consulting agreement with Gensler Architecture, Design & Planning, P.C., a New York Professional Corporation, or Gensler, effective November 1, 2004 through December 15, 2007. Mr. Jeffrey H. Brite, a member of our Board of Directors, is an employee of Genlser. Under this consulting agreement Gensler provides contract services to the Company in the areas of fixture design and marketing targeted at expanding the market for our EFO® products. Gensler has agreed to assist Fiberstars’ marketing group with matters of structure, procedure and practices as they relate to the design, real estate and procurement communities, and to advise Fiberstars on strategies to enhance its visibility and image within the design and construction community as a manufacturer of preferred technology. Fiberstars has agreed to compensate Gensler with a one-time cash payment of $60,750 for services delivered in advance of the completion of the negotiation of the consulting agreement, $50,000 annual cash payments to be paid in quarterly installments of $12,500 in arrears for each of the calendar years 2005, 2006 and 2007, and an option to purchase 75,000 shares of Common Stock at a per share exercise price of $6.57, vesting over 3 years. For the fiscal year ended December 31, 2004, the Company paid Gensler $60,750 for services performed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission (the “SEC”). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

 Based solely on its review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that, except as provided below, all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with. Two directors, Michael Kasper and Paul von Paumgartten, failed to file a Form 3 when they were initially appointed to the Board in December 2004 and in connection with the grant of options to such directors upon such initial appointments to the Board. Four directors failed to file a timely Form 4 in connection with the grant of options, David Ruckert (twice), John Stuppin (once), Phillip Wolfson (once) and Jeffrey Brite (twice). One director, David Ruckert, also an officer, twice failed to file a timely Form 4 upon the acquisition of Company common stock. One director, Phillip Wolfson, on three occasions failed to file timely a Form 4 upon the sale of Company common stock. Three officers filed an untimely Form 4 in connection with the grant of options, Robert Connors (once), John Davenport (twice), and Edward des Enfants (once). One officer, Robert Connors, filed an untimely Form 4 upon the acquisition of Company common stock. Three former directors, Sabu Krishnan, David Traversi, and Wayne Hellman, failed to file a timely Form 4 in connection with the grant of options while serving on the Company’s Board during fiscal 2004, and two former directors, Sabu Krishnan and Wayne Hellman, failed to file a timely Form 4 in connection with the sale of Company common stock.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed the firm of Grant Thornton LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2005, and recommends that shareholders vote for ratification of this appointment. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions from the shareholders. Although shareholder ratification of the Company’s independent auditors is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Grant Thornton LLP to the shareholders for ratification to permit shareholders to participate in this important corporate decision.

Effective September 29, 2003, the Audit and Finance Committee and the Board of Directors approved a change in the Company’s independent auditors for the fiscal year ended December 31, 2003 from PricewaterhouseCoopers LLP (“PWC”) to Grant Thornton LLP. As a result, the Company informed PWC that, effective September 29, 2003, they had been dismissed as the Company’s independent auditors.

The report of PWC for the fiscal years ended December 31, 2001 and 2002, contained no adverse opinions, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2001 and 2002, and the interim period from January 1, 2003 through September 29, 2003, there were no disagreements between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreement in connection with its report. No reportable event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K occurred within the Company’s fiscal years ended December 31, 2001 and 2002, or the interim period from January 1, 2003 through September 29, 2003.

The Company did not consult with Grant Thornton LLP during the fiscal years ended December 31, 2001 and 2002, and the interim period from January 1, 2004 through September 29, 2004, on any matter which was the subject of any disagreement, as defined in paragraph 304(a)(1)(iv) of Regulation S-K, or any reportable event, as described in paragraph 304(a)(1)(v) of Regulation S-K, or on the application of accounting principles to a specified transaction, either completed or proposed.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of Fiberstars’ annual financial statements for 2003 and 2004, and fees billed for other services rendered by Grant Thornton LLP in 2003 and 2004 and to PWC in 2003.

	Year Ended December 31,
	2004	2003
	Paid to Grant Thornton LLP	Paid to Grant Thornton LLP	Paid to PWC
Audit Fees	$105,993	$92,428	$41,400
Audit-Related Fees(1)	12,776	26,200	--
All Other Fees(2)	47,264	--	25,450
Total	$166,033	$118,628	$66,850

(1)	Audit-Related Fees paid to Grant Thornton in 2004 consisted of audit fees for audit services for (a) the National Institute of Standards and Technology, or NIST, award under which the Company received $2,000,000 for research and development work during the years 2000-2004 and (b) audit services provided for the Company’s 401k Plan.

(2)	All Other Fees paid to Grant Thornton consisted of review of the Company’s S-1 and S-3 filed in 2004 and to PWC consisted of review of the Company’s S-3 filing filed in 2003.

Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by Fiberstars’ principal auditors be approved in advance by the Audit and Finance Committee.

Required Vote

The ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote, together with a majority of the required quorum. In the event ratification is not obtained, the Audit and Finance Committee will review its future selection of the Company’s independent auditors but will not be required to select different independent auditors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR THE 2006 ANNUAL MEETING

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2006 Annual Meeting of Shareholders must be received by the Company no later than December 31, 2005 to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, the Company’s proxy for the 2006 Annual Meeting of Shareholders may confer discretionary authority to vote on any proposal submitted by a shareholder submitted by a shareholder if written notice of such proposal is not received by the Company at its offices at 44259 Nobel Drive, Fremont, California 94538, on or before March 16, 2006, or, if the 2006 Annual Meeting of Shareholders is held more than 30 days before or after June 22, 2006, within a reasonable time before the mailing of the Company’s proxy materials for the 2006 Annual Meeting of Shareholders.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ DAVID N. RUCKERT
DAVID N. RUCKERT
President and Chief Executive Officer

Dated: April 30, 2005

The Company’s 2004 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting shareholder. Shareholders may make such request in writing to the Company at 44259 Nobel Drive, Fremont, California 94538, Attention: David N. Ruckert. The request must include a representation by the shareholder that as of April 27, 2005, the shareholder was entitled to vote at the Annual Meeting.

PROXY	PROXY

    FIBERSTARS, INC.
Proxy for Annual Meeting of Shareholders

This proxy is solicited on behalf of the

Board of Directors

The undersigned hereby appoints David N. Ruckert and Robert A. Connors, or each of them, proxy and attorney-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of stock in Fiberstars, Inc., a California corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at the Company’s principal executive offices at 44259 Nobel Drive, Fremont, California 94538, on June 22, 2005, at 1:00 P.M. local time, and at any adjournment or postponement thereof as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 30, 2005 (the ‘Proxy Statement’), receipt of which is hereby acknowledged.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

/*\ FOLD AND DETACH HERE /*\

								Please mark your choices like this	/x/
The shares represented hereby will be voted as specified. If no specification is made, such shares will be voted FOR the nominees listed below, FOR proposal 2 and in accordance with the discretion of the proxies on any other matters as may properly come before the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

			FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	To elect the following individuals:		/ /		2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2005.	/ /	/ /	/ /

	(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW				3.	In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
	David N. Ruckert John B. Stuppin Jeffrey H. Brite	Michael Kasper Paul von Paumgartten Philip Wolfson
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED, STAMPED ENVELOPE.
							Yes	No
						I plan to attend the meeting:	/ /	/ /
(Please print address change (if any) on label below.)
	SIGNATURE(S)					DATED:			, 2005

			Print or type shareholder’s name.			(Be sure to date Proxy)

FOLD AND DETACH HERE